Exhibit 99.1

Contact Investor Relations Phone: (441) 278-0988 Email: investorrelations@endurance.bm

ENDURANCE SPECIALTY HOLDINGS APPOINTS GREGOR BAILAR TO ITS BOARD
OF DIRECTORS

PEMBROKE, Bermuda--(BUSINESS WIRE) — November 1, 2006 - Endurance Specialty Holdings Ltd., (NYSE:ENH) a Bermuda-based provider of property and casualty insurance and reinsurance, today announced the appointment of Gregor Bailar to its Board of Directors.

Mr. Bailar is the Chief Information Officer (CIO) for Capital One Financial Corporation. As CIO, he serves as Capital One's principal IT strategist, with responsibility for all of the company's technology activities globally, leading a broad technology team. Under Mr. Bailar's leadership, Capital One has been a pioneer in re-thinking the ways in which it partners with and develops IT projects. Through this Agile methodology, the organization improved project time to market by as much as 30-40%, while increasing collaboration and improving employee morale.

Mr. Bailar is a recipient of the Computerworld Premier 100, a list honoring individuals who have had a positive impact on their organizations through technology leadership. The Capital One IT organization has been recognized for the last nine years as part of InformationWeek's annual list of the 500 most innovative users of technology, earning the #1 spot on this list in 2005.

An active member of the community, Mr. Bailar serves on the Board of Directors for Reading is Fundamental, a non-profit organization focused on book distribution and reading motivation programs for school-age children. Mr. Bailar is also an active member of the National Wildlife Federation Board, where he helps with this organization's charter to inspire Americans to protect wildlife for our children's future.

Prior to assuming his current position at Capital One in 2001, Mr. Bailar spent four years at the NASDAQ Stock Market as Chief Information Officer and Executive Vice President for Operations and Technology, where he was responsible for all aspects of technology and operations. Mr. Bailar was also Chairman and Founder of IndigoMarkets Inc, a software development subsidiary in Chennai, India. Mr. Bailar joined NASDAQ after four years at Citicorp, where he was Managing Director of Advanced Development for Global Corporate Banking. At Citicorp he was responsible for oversight of all major technology expenditures and initiatives as well as the management of the technological direction and strategy of Citicorp's Global Banking Business. Before his tenure at Citicorp, Mr. Bailar held key strategic and management positions at Perot Systems Corporation, Trirex Systems, Inc., NeXT Computer, Inc. and Hewlett-Packard. Mr. Bailar earned a BA degree in electrical engineering from Dartmouth College. Mr. Bailar serves as a director of Digitas, Inc.

Kenneth J. LeStrange, Chairman and Chief Executive Officer of Endurance, commented, ‘‘I am pleased to welcome Gregor to our Board of Directors. He has a breadth of information technology expertise that will be of great value to our Board and our company. We look forward to his contributions.’’

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance currently writes property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risks, casualty individual risks, and other specialty lines. Endurance's operating subsidiaries have been assigned a group rating of A- (Excellent) from A.M. Best, A2 by Moody's and A- from Standard & Poor's. Endurance's headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.

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